Exhibit 99.1

Daxor Awarded $1.1 Million Contract from United States Department of Defense (DOD)

for Rapid Portable Blood Volume Analyzer

New York, NY, April 23, 2020 - Daxor Corporation (NYSE MKT: DXR), an investment company with innovative medical instrumentation and biotechnology operations focused on blood volume measurement, today announced that the United States Department of Defense (DOD) has awarded the Company a $1.1 million contract for the development and deployment of a small, portable, highly accurate, battery-powered Blood Volume Analyzer.

“The value of Blood Volume Measurement for improving outcomes is further validated by this important contract from the U.S. Military for our technology,” commented Daxor Corporation’s Chief Executive Officer Michael Feldschuh. “Whether helping to treat COVID-19 patients in the hospital setting as we are doing now, or helping with trauma and burn patients in the military or civilian setting, Daxor’s current and future systems are a leap forward from the current standard of care for volume assessment and provide better patient results in numerous settings.”

In order to improve combat casualties, Daxor, alongside the DOD, developed a small, portable, highly accurate, battery-powered prototype of its flagship product, the BVA-100. To ensure optimal delivery, Daxor has ramped up its research and production capabilities to prioritize this contract and plans to generate significant production capabilities in the next 18 months. The Company believes this contract further validates the value of its blood volume technology, as this prototype, which has been under development for the past two years, promises to improve casualty care in saving many more lives within the armed forces.

“We are developing innovative instrumentation that is faster and simpler to use, capable of giving complete volume status in as little as 12 minutes,” commented Jonathan Feldschuh, Chief Science Officer of Daxor. “Building on Daxor’s core technology, the new device will enable caretakers and clinicians to make precise and timely decisions for medication administration and determining patient-specific treatment.”

Once the Company moves into mass-manufacturing the advanced device, both parties agree that this new technology is also suitable for civilian use in hospitals and outpatient settings. Moreover, with its framework tied to hospitals and ICUs, Daxor will have the ability to bring this new technology to the broader health care market.

“This is an important step forward for Daxor as the DOD has indicated that Daxor’s next generation blood volume technology may provide an important addition to military medicine, recognizing its essential need within civilian medical applications,” added Soren Thompson, the Company’s Vice President of Development.

Daxor was first selected by the Government’s Small Business Innovative Research (SBIR) department in 2018. Following close collaboration and continued development between Daxor and the Department of Defense, Daxor will begin execution of the contract as specified in the agreement beginning May 1, 2020. Daxor has filed multiple new patents with the United States Patent and Trademark Office related to the development of the technology and support of its features.

Daxor’s BVA-100 has been used in over 45,000 patient clinical assessments as well as featured in over 100 published research studies, trials, poster presentations, and case studies from leading institutions such as the Mayo Clinic, Cleveland Clinic, the VA, Yale University School of Medicine, Christiana Care Health System of Newark, Vanderbilt University Medical Center, Virginia Commonwealth University, and Queen’s Medical Center among others.

About Daxor Corporation

Daxor Corporation (NYSE: DXR) is an innovative medical instrumentation and biotechnology company focused on blood volume measurement. We developed and market the BVA-100® (Blood Volume Analyzer), the first diagnostic blood test cleared by the FDA to provide safe, accurate, objective quantification of blood volume status and composition compared to patient-specific norms. The BVA technology has the potential to improve hospital performance metrics in a broad range of surgical and medical conditions including heart failure and critical care by better informing treatment strategies, resulting in significantly better patient outcomes. Our mission is to partner with clinicians to incorporate BVA technology into standard clinical practice and improve the quality of life for patients. For more information please visit our website at Daxor.com.

Forward-Looking Statements

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, statements regarding the impact of hiring sales staff and expansion of our distribution channels. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bret Shapiro Sr. Managing

Partner,CORE IR 516-222-2560

brets@coreir.com